Exhibit 99

Artesyn Reports First Quarter 2006 Financial Results

          BOCA RATON, Fla., April 24 /PRNewswire-FirstCall/ -- Artesyn Technologies, Inc. (Nasdaq: ATSN) today reported financial results for the first quarter ending on March 31, 2006.

          Sales reported for the first quarter of 2006 were $114.2 million compared to $102.5 million for the same quarter last year.  Net income and earnings per share for the first quarter of 2006 were $4.8 million and $0.11 per share, respectively, compared to net income of $1.9 million and earnings per share of $0.05 for the first quarter of 2005. The results for the quarter reflect strong performance of the Embedded Systems segment, somewhat offset by the operating losses incurred by the Power Conversion segment.

          Included in net income for the first quarter of 2006 is approximately $1.3 million of restructuring expenses, related to the closure of the Company’s manufacturing facility in Hungary in December 2005, and $2.6 million of merger-related expenses. Additionally, we recorded a tax benefit during the quarter of $3.6 million, resulting from the resolution of an IRS examination of previous tax years. The impact of these items, net of tax, where applicable, attributed $0.02 to our earnings per share.

          Total orders received during the first quarter of 2006 were $138.2 million, yielding a book-to-bill ratio of 1.21. Backlog at the end of the quarter was $104.0 million with approximately 93% shippable during the second quarter. There were 22 major design wins during the first quarter, which Artesyn estimates will realize approximately $238 million in revenues over the next two to four years.

          The Company adopted Statement of Financial Accounting Standards (SFAS) 123R, “Share-Based Payments”, in the first quarter of 2006 and recorded compensation expense related to stock options, net of tax, of approximately $0.01 per share.  Prior to adopting SFAS 123R, the Company had not recognized compensation expense related to stock options.

          At the end of the quarter, cash and short-term investments increased to $118.5 million. The Company’s net debt position also improved to $57.0 million, as bondholders converted $28.5 million of convertible subordinated notes into approximately 3.5 million shares of common stock during the first quarter.

          Business Segment Results

          Power Conversion

          First quarter sales reported for the Power Conversion segment were $79.9 million, representing a decline of $1.4 million from the first quarter in 2005. While rectifier sales continue to be incremental for the Power Conversion segment, older server programs going end of life in late 2005 offset this growth.  Also contributing to lower than anticipated revenues during the quarter were delays in manufacturing RoHS compliant standard products for the distribution channel and delays in shipments by our European outsourcing partner on production transferred from our Hungary factory.

          Operating performance in the Power Conversion segment was adversely impacted by lower revenue, including the loss of higher margin revenue through the distribution channel due to the delays in manufacturing of RoHS compliant standard products, restructuring expenses related to the closure of the Hungary facility and a $0.6 million charge to dispose of non-repairable inventory returned by a customer.  As a result, the Power Conversion segment had a quarterly operating loss of $5.0 million compared to an operating loss of $1.2 million for the same period last year.

          Embedded Systems

          First quarter sales reported for the Embedded Systems segment were $34.2 million, an increase of $13.0 million from the first quarter of 2005. The improvement in revenue was due to increased demand from customers supplying 3G deployments and carrier upgrades in North America during the quarter. As a result of higher sales, operating income for the quarter was $13.2 million compared to operating income of $7.0 million for the same period last year.

          Special Meeting of Shareholders

          A special meeting of shareholders of Artesyn Technologies, Inc. will be held on April 28, 2006, at 10:00 a.m. ET to vote on a proposal to approve and adopt the merger agreement, as amended, and the merger of Artesyn into a wholly owned subsidiary of Emerson Electric Co. If approved, the closing of the merger transaction will take place shortly after the meeting is adjourned. The financial information included herein does not include any adjustments that would result from the consummation of the merger transaction.

          About Artesyn Technologies, Inc.

          Artesyn Technologies, Inc., headquartered in Boca Raton, FL., is a world leader in the design, manufacture and sale of power conversion and embedded board solutions for infrastructure applications in server and storage, networking, wireless and telecommunications systems. Artesyn’s products are used in middle to high-end servers, data storage devices, routers, hubs, high- speed modems, RF amplification systems, base station controllers and transceivers. The Company has a global sales reach with design and manufacturing facilities in Asia, Europe and North America. Artesyn is a public company whose common stock is traded on the Nasdaq stock market under the symbol ATSN. For more information, please visit the Company’s web site at http://www.artesyn.com .

          Use of Non-GAAP Financial Measures

          To supplement the Company’s financial statements presented on a GAAP basis, Artesyn uses non-GAAP financial measures to give the reader a clearer picture of Artesyn’s current operating performance from management’s perspective. These non-GAAP financial measures include EBITDA. This measure is not recognized for US GAAP financial statement presentation and, as required, reconciliations to GAAP are provided after the written portion of this release.

          Proxy Information

          This news release is being filed by Artesyn with the Securities and Exchange Commission (the “SEC”) in accordance with Rule 14a-12 of the Securities Exchange Act of 1934, as amended, and is not intended to be a proxy solicitation. On March 22, 2006, Artesyn filed a proxy statement and other documents with the SEC relating to the proposed acquisition via merger of Artesyn by Emerson Electric Co.  A definitive proxy statement was sent to each of Artesyn’s stockholders on or about March 24, 2006, seeking their approval of the merger and the merger agreement.  A special meeting of the shareholders of Artesyn will be held on April 28, 2006 to consider and vote on a proposal to approve and adopt the merger and the merger agreement.  A copy of the proxy statement and any other relevant documents filed by Artesyn with the SEC are available free of charge at the SEC’s website, http://www.sec.gov , and at the Investor Relations page of Artesyn’s website, http://www.artesyn.com . Artesyn stockholders are urged to read the proxy statement because it contains important information.

          Artesyn and its directors, officers and certain of its employees may be deemed to be participants in the solicitation of proxies of Artesyn stockholders. These individuals may have an interest in the merger, including as a result of holding options or shares of Artesyn common stock. A list of the names, affiliations and interests of the participants in the solicitation are contained in the proxy statement relating to these transactions that has been filed with the SEC.

          Cautionary Statement About Forward-Looking Statements

          Statements in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these forward- looking statements involve certain risks and uncertainties and may differ materially from actual future events or results. Undue reliance should not be placed on such forward-looking statements. Certain risks and uncertainties are identified in Artesyn’s periodic filings with the United States Securities and Exchange Commission, specifically the most recent annual report on Form 10-K, filed on March 13, 2006. Some of these risk factors include, but are not limited to, operating in a volatile, competitive industry characterized by rapidly changing prices, technologies and demands associated with global manufacturing in foreign locations, dependence on a relatively small number of customers, dependence on and volatility of foreign sales, and technological changes which may render our existing products uncompetitive or obsolete.  Any forward-looking statement made in this release is made as of the date of this release and should not be relied upon as representing our estimates as of any subsequent date. Artesyn assumes no obligation to update any such forward- looking statements. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change. For a more detailed discussion of such risks and uncertainties, the Company strongly encourages you to review its SEC filings.

Artesyn Technologies, Inc.
Financial Highlights
(In Thousands Except Per Share Data)
(Unaudited)

	Thirteen Weeks Ended

	March 31, 2006	April 1, 2005

Orders	$138,197	$101,004
Sales - Power Conversion	79,922	81,300
- Communications Products	34,231	21,150
Total	114,153	102,450
Operating Income	2,542	3,734
Depreciation and amortization	4,713	5,661
EBITDA	7,255	9,395
Net Income	$4,795	$1,946
Earnings Per Share Data - Diluted	$0.11	$0.05
Weighted Average Shares Outstanding	52,315	40,404

Artesyn Technologies, Inc.
Condensed Consolidated Statements of Operations
(In Thousands Except per Share Data)
(Unaudited)

	Quarter Ended

	March 31, 2006	April 1, 2005

Sales	$114,153	$102,450
Cost of Sales	82,037	75,733
Gross Profit	32,116	26,717
Operating Expenses
Selling, general and administrative	11,920	10,536
Research and development (1)	13,809	12,447
Restructuring and related charges	1,293	—
Merger costs	2,552	—
Total Operating Expenses	29,574	22,983
Operating Income	2,542	3,734
Interest Expense, Net	(400)	(1,005)
Income Before Income Taxes	2,142	2,729
(Benefit) Provision for Income Taxes	(2,653)	783
Net Income	$4,795	$1,946
Earnings Per Share, Diluted	$0.11	$0.05
Weighted Average Shares Outstanding	52,315	40,404

(1) Certain costs, mainly related to proto-type development and design integrity testing were previously recorded as cost of sales.  In the fourth quarter of 2005, these costs were determined to be more appropriately classified as research and development expenses.  The costs related to the quarter ended April 1, 2005 were reclassified from cost of sales to research and development expenses to conform with the first quarter of 2006 presentation.

Artesyn Technologies, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	March 31, 2006	December 30, 2005

ASSETS
Current Assets
Cash and equivalents	$88,524	$100,260
Short term marketable debt securities	29,950	3,408
Trade accounts receivable, net	66,058	67,702
Inventories, net	48,888	46,273
Prepaid expenses and other current assets	7,204	14,253
Deferred income taxes	7,563	7,563
Assets held for sale	4,809	5,800
Total current assets	252,996	245,259
Property, Plant & Equipment, Net	45,142	45,788
Other Assets
Goodwill	20,602	20,546
Deferred income taxes	5,394	5,197
Other assets	18,270	19,568
Total other assets	44,266	45,311
Total Assets	$342,404	$336,358
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$56,231	$56,808
Accrued and other current liabilities	33,205	38,849
Total current liabilities	89,436	95,657
Long-Term Liabilities
Convertible subordinated debt	61,500	90,000
Other long-term liabilities	7,105	7,433
Total long-term liabilities	68,605	97,433
Total liabilities	158,041	193,090
Shareholders’ Equity	184,363	143,268
Total Liabilities and Shareholders’ Equity	$342,404	$336,358

SOURCE  Artesyn Technologies
          -0-                              04/24/2006
          /CONTACT:  Gary Larsen, Chief Financial Officer, +1-561-451-1000, or
Pamela Rembaum, Director, Investor Relations, +1-561-451-1028, both of Artesyn
Technologies/
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          /Web site:  http://www.artesyn.com /